Exhibit 23.2

Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Actuate Corporation 1998 Equity Incentive Plan and 1998 Employee Stock Purchase Plan of our report dated January 26, 2004, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows and schedule of Actuate Corporation for the year ended December 31, 2003 included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 8, 2006